Exhibit 99.1

CORRECTION – Aravive Reports Third Quarter 2019 Financial Results and Provides Recent Corporate Updates

HOUSTON – Nov. 8, 2019 -- In a release issued under the same headline on Thursday, November 7th by Aravive, Inc. (Nasdaq: ARAV), please note that in the last sentence of the second paragraph, the year for the IgA Nephropathy study should be 2019, not 2020. The corrected release follows:

Aravive, Inc. (Nasdaq: ARAV), a clinical-stage biopharmaceutical company developing treatments designed to halt the progression of life-threatening diseases, including cancer and fibrosis, announced recent corporate updates and financial results for the quarter ended September 30, 2019.

“We are encouraged by the positive data we reported in our clinical program for AVB-500, an ultrahigh-affinity decoy protein that targets the GAS6-AXL signaling pathway, being evaluated in platinum-resistant recurrent ovarian cancer and we are focused on advancing further clinical development,” said Jay Shepard, president and CEO of Aravive. “Additionally, we remain on track to initiate clinical development in renal cell carcinoma in 4Q2019/1Q2020, and we are making progress toward initiating additional programs including our IgA Nephropathy study in 2019.”

Recent Corporate Updates

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In October 2019, Aravive reported publication of data from a non-clinical study where AVB-500 reduced tumor size and blood vessel density in animal models of clear cell renal cell carcinoma, highlighting the role of GAS6/AXL signaling in promoting tumor angiogenesis through control of plasminogen receptor S100A10. This data was published in the peer-reviewed journal Cancer Research and supports the Company’s development plans for AVB-500 in this indication.

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In September 2019, the Company reported positive data from the initial 12 patients of the ongoing Phase 1b portion of the Company’s Phase 1b/2 study of AVB-500 in ovarian cancer patients treated with 10mg/kg AVB-500. The study showed AVB-500 treatment led to early proof of concept with overall best response rate (ORR) by investigator determined RECIST v1.1 criteria and durable response in responders. AVB-500 was well tolerated with no dose limiting toxicities (DLT). These data were presented at the European Society for Medical Oncology Congress (ESMO).

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In September 2019, the Company also reported data on the initial 28 evaluable patients treated with the 10mg/kg AVB-500 dose in the same study in ovarian cancer patients demonstrating that the patients’ current response rates in the clinical study correlate with drug exposure. As a result, higher doses of AVB-500 will be tested in the Phase 1b study to investigate the potential to increase the proportion of patients who achieve the higher drug exposures. AVB-500 continues to be well tolerated and the clinical benefit rate in the initial 28 patients is currently at 61 percent with 25 percent partial response. Once these data mature and the best response rates are confirmed for each patient, we may see different response and clinical benefit rates.

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In August 2019, Aravive announced Jay Shepard intends to step down as president, chief executive officer (CEO) and member of the Board of Directors for family medical reasons. The Board of Directors continues to search for his successor, and Mr. Shepard plans to serve in his current role until a successor is appointed.

Financial Results

The condensed consolidated statements of operations for the three and nine months ended September 30, 2019 include the operations of Aravive Biologics, Inc., which were not included in the three and nine months ended September 30, 2018, due to the fact that the merger with Aravive Biologics, Inc. was consummated in October 2018.

Revenue for the nine months ended September 30, 2019 was $4.8 million derived solely from the Cancer Prevention Research Institute of Texas (CPRIT) grant.

Total operating expenses for the three and nine months ended September 30, 2019 were $7.0 million and $21.4 million, respectively, compared to $6.2 million and $24.2 million for the same periods in 2018.

Total operating expenses for the three and nine months ended September 30, 2019 includes non-cash stock-based compensation expense of $0.8 million and $2.8 million, respectively, compared to $1.3 million and $6.3 million for the same periods in 2018.

Net loss for the three and nine months ended September 30, 2019 were $6.1 million and $13.9 million, or $0.54 per share and $1.23 per share, respectively, compared to a net loss of $6.6 million and $25.4 million, or $1.08 per share and $4.23 per share, for the same periods in 2018.

Cash Position

At September 30, 2019, cash and cash equivalents was $45.0 million.

About AVB-500

AVB-500 is an ultrahigh-affinity decoy protein that targets the GAS6-AXL signaling pathway. By capturing serum GAS6, AVB-500 starves the AXL pathway of its signal, potentially halting the biological programming that promotes disease progression. AXL receptor signaling plays an important role in multiple types of malignancies by promoting metastasis, cancer cell survival, resistance to treatments, and immune suppression. The GAS6-AXL signaling pathway also plays a significant role in fibrogenesis.

About Aravive

Aravive, Inc. (Nasdaq: ARAV) is a clinical-stage biopharmaceutical company developing treatments designed to halt the progression of life-threatening diseases, including cancer and fibrosis. Aravive’s lead product candidate, AVB-500, is an ultrahigh-affinity decoy protein that targets the GAS6-AXL signaling pathway. By capturing serum GAS6, AVB-500 starves the AXL pathway of its signal, potentially halting the biological programming that promotes disease progression. AXL receptor signaling plays an important role in multiple types of malignancies by promoting metastasis, cancer cell survival, resistance to treatments, and immune suppression. The GAS6-AXL signaling pathway also plays a significant role in fibrogenesis. Aravive is evaluating AVB-500 in platinum-resistant ovarian cancer, and intends to expand development into additional oncology and fibrotic indications. Aravive is based in Houston, Texas and received a Product Development Award from the Cancer Prevention & Research Institute of Texas

(CPRIT) in 2016. Aravive was one of FierceBiotech's Fierce 15 in 2017. For more information, please visit www.aravive.com.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended), express or implied, concerning making progress toward initiating additional clinical programs including an IgA Nephropathy study in 2019, remaining on track to initiate clinical development in renal cell carcinoma in 4Q2019/1Q2020, the potential to increase the proportion of patients who achieve the higher drug exposures and the potential of AVB-500 halting the biological programming that promotes disease progression. Forward-looking statements are based on current beliefs and assumptions, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement as a result of various factors, including, but not limited to, risks and uncertainties related to: the Company’s ability to expand development  into additional oncology and fibrotic indications, the Company’s dependence upon AVB-500, AVB-500’s ability to have favorable results in clinical trials or receive regulatory approval, potential delays in the Company's clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that AVB-500 may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that the Company may encounter difficulties in manufacturing AVB-500; if AVB-500 is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing the Company's intellectual property rights; the Company's reliance on its licensor of intellectual property and financing needs. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2018, recent Current Reports on Form 8-K and subsequent filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts for Aravive:

Investors:

Christina Tartaglia

Stern IR, Inc.

christina.tartaglia@sternir.com

212-362-1200

Media:

Heidi Chokeir

Canale Communications

heidi@canalecomm.com

619-203-5391

Aravive, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue
Grant revenue	$—	$—	$4,753	$—
Operating expenses
Research and development	3,840	1,027	10,325	8,065
General and administrative	3,158	5,191	11,039	16,111
Total operating expenses	6,998	6,218	21,364	24,176
Loss from operations	(6,998)	(6,218)	(16,611)	(24,176)
Interest income	232	261	811	703
Other income (expense), net	624	(593)	1,910	(1,906)
Net loss	$(6,142)	$(6,550)	$(13,890)	$(25,379)
Net loss per share- basic and diluted	$(0.54)	$(1.08)	$(1.23)	$(4.23)
Weighted-average common shares used to compute basic and diluted net loss per share	11,285	6,040	11,280	5,998

Aravive, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets:
Cash and cash equivalents	$44,975	$56,992
Restricted cash	2,418	2,396
Other assets	6,101	1,431
Build-to-suit lease asset	—	8,651
Operating lease right-of-use assets	9,092	—
Total assets	$62,586	$69,470
Liabilities and stockholders' equity:
Accounts payable and accrued liabilities	$3,921	$1,791
Deferred revenue	—	146
Build-to-suit lease obligation	—	7,324
Operating lease obligation	10,871	—
Contingent payable	264	264
Total liabilities	15,056	9,525
Total stockholders' equity	47,530	59,945
Total liabilities and stockholders’ equity	$62,586	$69,470